Exhibit 10.28

SECOND AMENDMENT TO LEASE
THIS SECOND AMENDMENT (the “Amendment”) made as of February 2, 2012, by and between JEFFROAD GREEN, LLC, a Delaware limited liability company (“Landlord”), having an address c/o Prism Capital Partners, LLC, at 200 Broadacres Drive, Suite 180, Bloomfield, New Jersey 07003, Attn: Eugene Diaz, and PINNACLE FOODS GROUP LLC, a Delaware limited liability company (“Tenant”), having an address at 399 Jefferson Road, Parsippany, New Jersey 07054-3707.

W I T N E S S E T H:
WHEREAS, Landlord and Tenant entered into that certain Lease Agreement dated December 14, 2010, as amended by that certain First Amendment to Lease dated July 28, 2011 (collectively, the “Lease”) for 94,528 rentable square feet in the building (the “Premises”) located at 399 Jefferson Road, Parsippany, New Jersey 07054 (the “Building”);
WHEREAS, the Premises is comprised of the Phase 1 Premises, consisting of 45,865 rentable square feet, and the Phase 2 Premises, consisting of 48,663 rentable square feet (the “Current Phase 2 Premises”);
WHEREAS, Tenant timely exercised the Right of First Refusal Expansion Option to lease the Right of First Refusal Space (also referred to in the Lease as the Expansion Space), consisting of 9,403 rentable square feet;
WHEREAS, Landlord and Tenant each wish to amend the Lease to reflect the addition of the Right of First Refusal Space to the Phase 2 Premises by, among other things: (i) increasing the square footage of the Phase 2 Premises by 9,403 rentable square feet; and (ii) revising the rent schedule contained in the Basic Lease Provisions of the Lease such that it reflects the increase in the size of the Phase 2 Premises;
WHEREAS, Landlord and Tenant each wish to amend the Lease as of the date hereof in accordance with, and subject to, the provisions of this Amendment.
NOW, THEREFORE, in consideration of the sum of Ten Dollars ($10.00) and other good and valuable consideration exchanged by Landlord and Tenant, the receipt and sufficiency of which are hereby expressly acknowledged, it is AGREED as of the date hereof:
1.Definitions. For the purposes of this Amendment, words and phrases used herein with initial capital case letters and not otherwise defined in this Amendment shall have the respective meanings ascribed to them in the Lease.
2.    Amendments to Lease.

(a)	As of the date hereof, Paragraph (3) of the Basic Lease Provisions of the Lease shall be deleted in its entirety and replaced with the following:

“(3) Premises:
103,931 rentable square feet in the Building, comprised of 45,865 rentable square feet designated as Suite 100 (the “Phase 1 Premises”) and 58,066 rentable square feet designated as Suite 110 (the “Phase 2 Premises”), as shown on Schedule B attached hereto.”

(b)	As of the date hereof, Paragraph (6) of the Basic Lease Provisions of the Lease shall be deleted in its entirety and replaced with the following:

“(6) Basic Rent:
From the Commencement Date until November 30, 2011, Tenant shall not be obligated to pay any Basic Rent. From December 1, 2011 (the “Phase 1 Premises Rent Commencement Date”) until March 31, 2012, Basic Rent hereunder shall be $1,009,030.00 per annum ($22.00 per rentable square foot for the Phase 1 Premises) due and payable, in advance, on the first day of each month in equal monthly installments of $84,085.83 per month. From April 1, 2012 (the “Phase 2 Premises Rent Commencement Date”) through March 31, 2016, Basic Rent hereunder shall be $2,286,482.00 per annum ($22.00 per rentable square foot for the entire Premises) due and payable, in advance, on the first day of each month in equal monthly installments of $190,540.17 per month. Notwithstanding the foregoing, if Tenant commences its business operations in the Phase 2 Premises prior to January 1, 2012 (the “Phase 2 Accelerated Use Date”), then from and after the Phase 2 Accelerated Use Date until March 31, 2012, in addition to any Basic Rent payable for the Phase 1 Premises as provided above, Tenant shall pay Landlord Basic Rent for such period in an amount equal to $37,742.90 per month ($0.65 per rentable square foot for the Phase 2 Premises) due and payable, in advance, on the first day of each month with the Basic Rent payable above for the Phase 1 Premises.

From April 1, 2016 through March 31, 2021, Basic Rent hereunder shall be $2,442,378.50 per annum ($23.50 per rentable square foot) due and payable, in advance, on the first day of each month in equal monthly installments of $203,531.54 per month.

From April 1, 2021 through the Termination Date, Basic Rent hereunder shall be $2,598,275.00 per annum ($25.00 per rentable square foot) due and payable, in advance, on the first day of each month in equal monthly installments of $216,522.92 per month.”

(c)	As of the date hereof, Paragraph (8) of the Basic Lease Provisions of the Lease shall be deleted in its entirety and replaced with the following:

“(8) Rentable Size of Premises:	103,931 square feet.”

(d)	As of the date hereof, Paragraph (9) of the Basic Lease Provisions of the Lease shall be deleted in its entirety and replaced with the following:

“(9) Tenant’s Proportionate Share:	58.26%”

(e)	As of the date hereof, Paragraph (11) of the Basic Lease Provisions of the Lease shall be deleted in its entirety and replaced with the following:

“(11) Parking Spaces:	415 parking spaces, of which 103 shall be marked for the exclusive use of Tenant as near to Tenant’s main entrance to the Premises as possible and as shown on Schedule B-1.”

(f)
As of the date hereof, Article 34 of the Lease is amended to reflect that Tenant has exercised the Right of First Refusal Expansion Option, and Tenant has no further rights under Article 34 of the Lease.

(g)	As of the date hereof, Schedule B of the Lease, which depicts the Premises, shall be deleted in its entirety and replaced with Schedule B attached hereto.

(h)	As of the date hereof, Schedule B-1 of the Lease, which depicts the assigned parking spaces, shall be deleted in its entirety and replaced with Schedule B-1 attached hereto.

(i)	As of the date hereof, Section 1 of Schedule D of the Lease shall be deleted in its entirety and replaced with the following:
“Tenant hereby advises Landlord that Tenant desires to perform certain work (the “Finish Work”) to the Premises and to the front entrance of the Building (as further described below) in accordance with the schematic drawings attached as Schedule D-1 hereto (the “Preliminary Plans”) and the RFR Space Preliminary Plans (as defined below). Landlord hereby acknowledges that it has reviewed and approved the Preliminary Plans, subject to Landlord’s review and approval of the Working Plans (as defined below). Tenant shall construct the Finish Work in a good and workmanlike manner and in compliance with all applicable Legal Requirements. Tenant shall use all reasonable and good faith efforts to have the Finish Work with respect to the Phase 1 Premises (the “Phase 1 Finish Work”) Substantially Completed on or before July 1, 2011 and the Finish Work with respect to the Phase 2 Premises (the “Phase 2 Finish Work”) Substantially Completed on or before July 1, 2012. Notwithstanding anything to the contrary contained herein, the definition of the Phase 2 Finish Work throughout this Lease consists only of the Finish Work to be performed with respect to the Current Phase 2 Premises and does not include any Finish Work to be performed with respect to the Right of First Refusal Space (the “RFR Space Finish Work”). Tenant shall perform the RFR Space Finish Work in a manner which is substantially similar in quality and appearance to that of the remainder of the Premises following completion of the Phase 1 Finish Work and Phase 2 Finish Work. Tenant shall commence the RFR Space Finish Work no later than July 1, 2015 and shall use all reasonable and good faith efforts to complete such work in a timely fashion. At lease sixty (60) days prior to the commencement of the RFR Space Finish Work, Tenant shall deliver to Landlord four (4) sets of preliminary plans for the RFR Space Finish Work (the “RFR Space Preliminary Plans”). Landlord shall notify Tenant whether it approves or disapproves of such RFR Space Preliminary Plans within ten (10) business days after Landlord’s receipt thereof. If Landlord notifies Tenant of any objections to such RFR Space Preliminary Plans (such notice, an “Objection Notice”), Tenant shall make necessary revisions and resubmit the same to Landlord within seven (7) days of Tenant’s receipt of the Objection Notice. Landlord shall approve or disapprove such revised RFR Space Preliminary Plans within five (5) business days after Tenant submits the same to Landlord. Landlord’s approval will be evidenced by endorsement to that effect on one set of the RFR Space Preliminary Plans and the return of such signed set to Tenant. After Landlord has approved the RFR Space Preliminary Plans, the parties shall prepare, deliver, review and approve working plans for the RFR Space Finish Work in the same manner, and subject to the same terms and conditions, set forth with respect to the Working Plans in Sections 2(a) and 2(b) of this Schedule D. In connection with its performance of the RFR Space Finish Work, Tenant hereby agrees to comply with all provisions of the Lease, including this Schedule D, which apply to the Finish Work.”

(j)	As of the date hereof, Section 3(a) of Schedule D of the Lease shall be deleted in its entirety and replaced with the following:
“(a)    In connection with the Finish Work, Landlord agrees to pay to Tenant an amount equal to (i) $3,292,648.35 ($71.79 per rentable square foot for the Phase 1 Premises) for the hard and soft costs of constructing the Phase 1 Finish Work (the “Phase 1 Allowance”), and (ii) $3,856,743.72 ($66.42 per rentable square foot for the Phase 2 Premises, including the square footage of the Right of First Refusal Space) for the hard and soft costs of constructing the Phase 2 Finish Work (the “Phase 2 Allowance”, and together with the Phase 1 Allowance, collectively the “Allowance”). If the costs of the Phase 1 Finish Work or the Phase 2 Finish Work are less than the Phase 1 Allowance or the Phase 2 Allowance, as the case may be, any remaining Allowance can be used on the other Phase or on the completion of the RFR Space Finish Work, as the case may be, provided, that the total Allowance to be paid by Landlord shall not exceed the aggregate actual costs of the Phase 1 Finish Work, the Phase 2 Finish Work and the RFR Space Finish Work. Tenant hereby acknowledges and agrees that the amount of the Phase 2 Allowance was calculated based on the square footage of the entire Phase 2 Premises, including the square footage of the Right of First Refusal Space. The portion of the Phase 2

Allowance allocable to the Right of First Refusal Space is $624,547.26 (the “RFR Portion”). Landlord hereby acknowledges and agrees that Tenant may use the RFR Portion to pay for the Phase 2 Finish Work, provided however, that if Tenant fails to commence the RFR Space Finish Work by July 1, 2015 and thereafter use all reasonable and good faith efforts to complete such work in a timely fashion, Tenant shall refund the entirety of the RFR Portion to Landlord within three (3) business days of Landlord’s written demand for same. Notwithstanding the foregoing, in the event the RFR Portion is refunded to Landlord, Landlord agrees to pay the RFR Portion to Tenant as reimbursement for Tenant’s hard and soft costs of constructing the RFR Space Finish Work in the same manner, and subject to the same terms and conditions, set forth for the payment of the Phase 1 Allowance and Phase 2 Allowance in Sections 3(b), 3(c), and 3(d) of this Schedule D.”
3.    Phase 1 Finish Work. Landlord and Tenant hereby acknowledge and agree that: (i) Tenant has performed the Phase 1 Finish Work to Substantial Completion; and (ii) Landlord has disbursed the entirety of the Phase 1 Allowance to Tenant, including the ten percent (10%) retainage, and Landlord has no further obligation to provide any funds to Tenant in connection with the Phase 1 Finish Work.
4.    Brokers. Landlord and Tenant each represents and warrants to the other that such party has not dealt with any broker in bringing about this Amendment other than Jones Lang LaSalle Brokerage, Inc. Tenant and Landlord each agrees to hold the other harmless and indemnify and defend the other from and against any and all loss, cost, liability, damage and expense arising out of the inaccuracy of the representation contained in the preceding sentence and each party represents to the other that, other than Jones Lang LaSalle Brokerage, Inc., it has not engaged and is not responsible for the payment of a fee, commission or other compensation to any other person in connection with this Amendment.
5.    Defaults. Tenant and Landlord each represents, warrants and covenants to the other that to its actual knowledge it is not in default under any of its obligations under the Lease and that, to the best of its actual knowledge, the other is not in default of its obligations under the Lease and to its actual knowledge no event has occurred nor do any circumstances exist which, with lapse of time or notice or both, would constitute a default by Landlord or Tenant under the Lease as modified by this Amendment.
6.    Ratification of Lease. Except as modified by this Amendment, the Lease and all of the covenants, agreements, terms, provisions and conditions thereof shall remain in full force and effect and are hereby ratified and affirmed. The covenants, agreements, terms, provisions and conditions contained in this Amendment shall bind the parties hereto and their respective successor and assigns and shall inure to the benefit of the parties hereto and their respective permitted successors and assigns. In the event of any conflict between the provisions of this Amendment and the Lease, the provisions contained in this Amendment shall prevail and be paramount.
7.     Counterparts. This Amendment may be executed in any number of counterparts, each of which shall constitute an original and together a single instrument, with the same effect as if the signatures thereto and hereto were upon the same instrument.

8.    Binding Effect.    This Amendment shall become binding and effective only upon execution and delivery of this Amendment by Landlord and Tenant to the other.
9.    Authority.    Tenant represents and warrants that: (i) the execution and delivery of, the consummation of the transactions contemplated by and the performance of all its obligations under, this Amendment by Tenant have been duly and validly authorized by its general partners, to the extent required by its partnership agreement and applicable law, if Tenant is a partnership or, if Tenant is a limited liability company, by its manager, representative(s) or members to the extent required by its operating agreement and applicable law or, if Tenant is a corporation, by its board of directors, if necessary, and by its stockholders, if necessary, at meetings duly called and held on proper notice for that purpose at which there were respective quorums present and voting throughout; (ii) no other approval, partnership, corporate, governmental or otherwise, is required to authorize any of the foregoing or to give effect to Tenant’s execution and delivery of this Amendment; (iii) the individual (or individuals) who executes and delivers this Amendment on behalf of Tenant is authorized to do so; and (iv) Landlord represents and warrants that Landlord owns the Premises and the Building and has the authority to lease the Premises and that the individual (or individuals) who executes and delivers this Amendment on behalf of Landlord is authorized to do so.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment the day and year first above written.

Landlord:

JEFFROAD GREEN, LLC

By:         /s/ Barry P. Marcus

Name:        Barry P. Marcus
Title:        Senior Vice President

Tenant:

PINNACLE FOODS GROUP LLC

By:         /s/ John F. Kroeger

Name:        John F. Kroeger
Title:        Vice President

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